Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

April 3, 2018

W. R. Berkley Corporation

475 Steamboat Road

Greenwich, Connecticut 06830

Re:    W. R. Berkley Corporation – 5.70% Subordinated Debentures due 2058

Ladies and Gentlemen:

We have acted as counsel to W. R. Berkley Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an additional $10,000,000 aggregate principal amount of the Company’s 5.70% Subordinated Debentures due 2058 (the “Option Securities”) pursuant to the Indenture, dated as of March 26, 2018, as supplemented by the First Supplemental Indenture (such Indenture, as so supplemented, the “Indenture”), dated as of March 26, 2018, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection therewith, we have examined (a) the Registration Statement on Form S-3 (File No. 333-221559) (the “Registration Statement”) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (b) the prospectus of the Company dated November 14, 2017, as supplemented by the prospectus supplement, dated March 19, 2018, relating to the Option Securities, as filed with the Commission on March 20, 2018, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), and (c) the Indenture. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and of public officials.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Option Securities have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

NEW YORK    WASHINGTON    HOUSTON    PARIS    LONDON    FRANKFURT     BRUSSELS    MILAN    ROME

W. R. Berkley Corporation

April 3, 2018

The opinions rendered herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 3, 2018, as filed with the Commission on April 3, 2018, which is incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Matters” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP